Exhibit 99.1

A. Schulman Sets June 14, 2018 Special Meeting
for Vote on Merger Agreement with LyondellBasell
Stockholders of Record on May 7, 2018 entitled to vote at Special Meeting
AKRON, Ohio - April 18, 2018 - A. Schulman, Inc. (Nasdaq: SHLM) today announced that it has established a record date of May 7, 2018, and a meeting date of June 14, 2018, for a special meeting of its stockholders to, among other things, consider and vote on a proposal to approve the previously announced Agreement and Plan of Merger with LyondellBasell Industries N.V. and LYB Americas Holdco Inc., a wholly owned subsidiary of LyondellBasell. The Board of Directors of A. Schulman recommends that stockholders vote in favor of the merger with LyondellBasell.
If the merger is completed, A. Schulman stockholders will be entitled to receive $42.00 in cash and one contingent value right, in each case, without interest and less applicable withholding taxes, for each share of A. Schulman common stock owned (unless a stockholder has properly exercised appraisal rights with respect to such shares). While no guaranty can be given that any additional proceeds will be received, each contingent value right will provide a holder with an opportunity to receive certain net proceeds, if any are recovered, from claims arising from A. Schulman's acquisition of its Citadel subsidiary or the acquisition by Citadel’s subsidiary, the Matrixx Group, Incorporated of its Lucent subsidiary, including certain ongoing litigation against the former owners of A. Schulman's Citadel subsidiary and the former owners of A. Schulman's Lucent subsidiary and the related government investigations.
A. Schulman stockholders as of the close of business on the record date for the special meeting will be entitled to receive notice of, and to vote at, the special meeting.
A. Schulman continues to expect the transaction to close in the second half of calendar year 2018, subject to the approval of A. Schulman's stockholders, remaining regulatory approvals, and customary closing conditions.
About A. Schulman
A. Schulman, Inc. is a leading international supplier of high-performance plastic compounds, composites and resins headquartered in Akron, Ohio. Since 1928, the Company has been providing innovative solutions to meet its customers' demanding requirements. The Company's customers span a wide range of markets such as packaging, mobility, building & construction, electronics & electrical, agriculture, personal care & hygiene, sports, leisure & home, custom services and others. The Company employs approximately 5,200 people and has 54 manufacturing facilities globally. A. Schulman reported net sales of approximately $2.5 billion for the fiscal year ended August 31, 2017. Additional information about A. Schulman can be found at www.aschulman.com.
Additional Information
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This communication may be deemed to be solicitation material in respect of the proposed merger between A. Schulman and LyondellBasell. In connection with the proposed transaction, A. Schulman has filed with the United States Securities and Exchange Commission (the "SEC") a preliminary proxy statement, dated March 26, 2018. A. Schulman will send the definitive proxy statement and a proxy card to each of A. Schulman's stockholders entitled to vote at the special meeting relating to the proposed merger. A. SCHULMAN'S STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT A. SCHULMAN WILL FILE WITH THE SEC (INCLUDING THE DEFINITIVE PROXY STATEMENT) WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE TRANSACTION. Stockholders and investors will be able to obtain free copies of the proxy statement and other relevant materials (when they become available) and other documents filed by A. Schulman at the SEC's web site at www.sec.gov. Copies of the definitive proxy statement (when they become available) and the filings that will be incorporated by reference therein may also be obtained, without charge, from A. Schulman's website, www.aschulman.com, under the heading “Investors”, or by contacting A. Schulman's Investor Relations at 330-668-7346 or jennifer.beeman@aschulman.com.
Participants in the Solicitation
A. Schulman, its directors and certain of its executive officers and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from A. Schulman's investors and security holders in connection with the proposed transaction. Information about A. Schulman's directors and executive officers is set forth in A. Schulman's proxy statement for its 2017 Annual Meeting of Stockholders and A. Schulman's Annual Report on Form 10-K for the fiscal year ended August 31, 2017. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed transaction is included in the preliminary proxy statement, as it will be amended, that was filed with the SEC on March 27, 2018, and other documents relevant to the proposed merger that A. Schulman intends to file with the SEC. These documents may be obtained for free as described above.
Forward-Looking Statements
This communication is made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements made concerning A. Schulman's intent to consummate the merger with LyondellBasell. As a general matter, forward-looking statements are those focused upon anticipated events or trends, expectations, and beliefs relating to matters that are not historical in nature. Such forward-looking statements are subject to uncertainties and factors relating to A. Schulman's operations and business environment, all of which are difficult to predict and many of which are beyond the control of A. Schulman. Among others, the following uncertainties and other factors could cause actual results to differ from those set forth in the forward-looking statements: (i) the risk that the merger may not be consummated in a timely manner, if at all; (ii) the risk that the definitive merger agreement may be terminated in circumstances that require A. Schulman to pay LyondellBasell a termination fee of $50 million; (iii) risks related to the diversion of management's attention from A. Schulman's ongoing business operations; (iv) the effect of the announcement of the merger on A. Schulman's business relationships (including, without limitation, customers and suppliers), operating results and business generally; (v) risks related to obtaining the requisite consents to the merger, including, without limitation, the receipt of approval from A. Schulman's stockholders, the timing (including possible delays) and receipt of regulatory clearance and CFIUS approval from governmental authorities (including any conditions, limitations or restrictions placed on these approvals) and the risk that one or more governmental authority may deny any such approval; and (vi) the conditions of the capital markets during the period covered by the forward-looking statements. Further risks that could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements are set forth under "Risk Factors" in A. Schulman's Annual Report on Form 10-K for the fiscal year ended August 31, 2017, its subsequent quarterly reports on Form 10-Q and in A. Schulman’s preliminary proxy statement, dated March 26, 2018, that A. Schulman filed with the SEC in connection with the proposed merger. The list of factors presented here is, and the list of factors presented in A. Schulman’s other SEC filings should not be considered to be a complete statement of all potential risks and uncertainties. In addition, risks and uncertainties not presently known to A. Schulman or that it believes to be immaterial also may adversely affect A. Schulman. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on A. Schulman’s business, financial condition and results of operations. A. Schulman does not undertake, and hereby disclaims, any duty to update these forward-looking statements, although its situation and circumstances may change in the future. Persons reading this communication are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof.

The merger is subject to certain conditions precedent, including regulatory approvals, CFIUS approval and approval from A. Schulman's stockholders.

A. Schulman cannot provide any assurance that the proposed merger will be completed, nor can it give assurances as to the terms on which such merger will be consummated.

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Media and Investors in United States
Jennifer K. Beeman
Vice President, Corporate Communications & Investor Relations
A. Schulman, Inc.
3637 Ridgewood Road
Fairlawn, Ohio 44333
Tel: 330-668-7346

Email: Jennifer.Beeman@aschulman.com
www.aschulman.com